Exhibit 8.2

KPMG LLP Two Financial Center 60 South Street Boston, MA 02111	Telephone: +1 617 988-1000 Fax: +1 617 507 8321 kpmg.com

Ardagh Metal Packaging S.A. 56, rue Charles Martel L-2134 Luxembourg, Luxembourg	Date: June 1, 2021

Ladies and Gentlemen:

We have acted as a tax advisor to Ardagh Metal Packaging S.A. (“AMPSA”), a société anonyme organized under the laws of Luxembourg, in regard to the transactions effectuated pursuant to the business combination agreement dated February 22, 2021, by and among Gores Holdings V, Inc. (“GHV”), a corporation organized under the laws of the State of Delaware, AMPSA,  Ardagh MP MergeCo Inc. (“MergeCo”), a corporation organized under the laws of the State of Delaware, and Ardagh Group S.A. (“AGSA”), a société anonyme organized under the laws of Luxembourg (the “Business Combination Agreement”) and as described in the registration statement filed with the Securities and Exchange Commission (the “SEC”) on Form F-4 (File No. 333-254005) on March 8, 2021, as amended (the “Registration Statement”) (the transactions, the “Business Combination”). AMPSA engaged us to prepare this letter, setting forth our opinion concerning certain U.S. federal (“Federal”) income tax consequences of the Business Combination to the GHV stockholders.  Except as otherwise provided, all “Section” references are to the Internal Revenue Code of 1986, as amended (the “Code”), and all capitalized terms which are not defined in this opinion have the meaning ascribed to them in the Business Combination Agreement.

I.                                        Certain Assumptions and Representations

In rendering our opinion, we have relied on the accuracy and completeness of statements, representations, warranties, covenants, facts, and information (i) provided by representatives of AGSA or GHV, including those set forth in certificates to be addressed to us and Shearman & Sterling LLP, each in a form that has been previously discussed and substantially agreed to (the “Certificates”); and (ii) set forth in the following documents: (a) the Registration Statement and all submissions filed with the SEC related to the Registration Statement, (b) the documents attached as exhibits to the Registration Statement, and (c) such other documents and records, including information provided by representatives of AGSA, AMPSA, or GHV that we have deemed necessary or appropriate to serve as a basis for our opinion (the documents set forth in clauses (a) through (c), and in each case including all schedules, exhibits, and attachments thereto, collectively, the “Documents”).

In rendering our opinion, we have assumed with your permission each of the following: (i) the statements, representations, warranties, covenants, facts and information set forth in the Certificates and the Documents or otherwise made or provided by representatives of AGSA or GHV are true, correct, and complete, and that such representations and covenants will be complied with, in each case, without regard to any qualification as to knowledge, belief, intent, materiality, or otherwise; (ii) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all Documents submitted to us as originals, the conformity to original Documents of all Documents submitted to us, including in electronic format, as duplicates or copies, and the authenticity of the originals of such latter Documents; (iii) all draft Documents submitted to us will be executed in substantially identical form; and (iv) there has been (or will be, by the effective time of each relevant transaction) due execution and delivery of all Documents where due execution and delivery are prerequisites to the effectiveness thereof.

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

Ardagh Metal Packaging S.A.

June 1, 2021

II.               Opinion

Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, it is our opinion that, for Federal income tax purposes, the Merger, taken together with certain related transactions, should qualify as a transaction under Section 351 and should not subject the GHV stockholders to tax under Section 367 (subject to entry into gain recognition agreements by any such stockholders required to enter into such agreements to preserve tax-free treatment under Section 367).

III.          Scope and Limitations

Our opinion is limited to the specific Federal income tax consequences set forth above, and we express no opinion with respect to any other Federal tax, any state, local, or non-U.S. tax, or any legal consequences of the Business Combination or any other transaction. No inference should be drawn on any matter not specifically and expressly addressed in this opinion.

Our opinion is based on our analysis and interpretation of the applicable Federal income tax authorities in effect as of the date hereof and our views regarding the most appropriate interpretation of such authorities. In rendering our opinion, we have considered, among other authorities and guidance, the applicable provisions of the Code, and the regulations thereunder, and judicial and administrative interpretations thereof. These authorities are subject to change or modification retroactively and/or prospectively, and any such change could affect the correctness of our opinion.

Our opinion is not binding on the Internal Revenue Service, any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court. Our opinion is based on the completeness and accuracy of any one or more of the facts, assumptions, and representations upon which we have relied. Unless separately agreed in writing, we will not update our advice contained herein for any (i) subsequent changes or modifications to the Code or the regulations thereunder, or to the judicial and administrative interpretations thereof; (ii) correction to the facts or assumptions on which we have relied in rendering our opinion; or (iii) new or additional facts or information.

This opinion is issued solely for the purposes of the filing of the Registration Statement, the issuance of the Shares and the assumption of the Warrants. It may not be relied upon for any other purpose without our written consent. We hereby consent to filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended. This Opinion is strictly limited to the matters stated in it.

Very truly yours,

/s/ KPMG LLP